Exhibit 10.6

SEMGROUP CORPORATION

Board of Directors

Compensation Plan

Effective November 30, 2009

Total annual compensation for the non-executive Board members of SemGroup Corporation will be paid both in a cash retainer and in equity. Additionally, for the six Initial “Founding Directors” there shall be an Initial Equity Grant.

					“Founding Directors”
	Total Annual Compen- sation[1]	Annual Cash Retainer[2]	Com-mittee Meeting Fee[3]	Annual Equity Grant[4]	Initial Equity Grant[4]
Non-Executive Chairman of the Board	$237,000	$124,500		$112,500	$225,000
Chairman – Audit Committee	$197,000	$104,500	$2,000	$92,500	$185,000
Members – Audit Committee	$162,000	$87,000	$2,000	$75,000	$150,000
Chairman – Nominating/Governance Committee	$177,000	$94,500	$2,000	$82,500	$165,000
Chairman – Compensation Committee	$177,000	$94,500	$2,000	$82,500	$165,000
Members – Nominating/Governance Committee	$162,000	$87,000	$2,000	$75,000	$150,000
Members – Compensation Committee	$162,000	$87,000	$2,000	$75,000	$150,000
Members – Board Only	$162,000	$87,000		$75,000	$150,000

A.	Board members will receive equity as restricted stock which shall fully vest on the first anniversary date of the grant.

B.	Board members will be required to retain all stock received as compensation while they are serving as members of the Board; provided, however, that Board members will be able to sell shares to cover tax liability associated with vesting of restricted stock.

C.	Each Board member shall receive the highest Total Compensation he or she is entitled to pursuant to the above table. No Board member shall be entitled to compensation from more than one row of the table set forth above.

D.	The number of shares of restricted stock received shall be determined by dividing the dollar amount of the grant by the value of a share of common stock on the date the grant is made. The Initial Equity Grant will have a deemed value of $25 per share.

E.	Board members will be provided with a pro-rated cash retainer and the annual grant for the period of November 2009 through May 2010 plus the Initial Equity Grant, all to be paid within 30 days after the date of emergence from bankruptcy of SemGroup Corporation.

F.	Board members will receive in June, 2010 the regular annual board compensation proposed above.

[1]	Total compensation is the sum of the cash and equity retainers paid on an annual basis. This does not include Committee Meeting Fees.
[2]

The annual cash retainer can be voluntarily deferred in increments of 5% subject to compliance with the SemGroup Corporation Nonexecutive Directors’ Compensation Deferral Program which is attached as Attachment A hereto and hereby incorporated herein by reference.

[3]

Committee meeting fees are paid only to members of the Committee for their attendance at each meeting of their respective committees and not to other Board members who may attend the meeting voluntarily; provided, however, that if the Chairman of the Board attends a committee meeting for the purpose of establishing a quorum and if a non-member of a committee attends at the specific request or requirement of the Chairman of that Committee, that director will be entitled to be paid a committee meeting fee.

[4]	All Equity grants will be made under the SemGroup Corporation Equity Incentive Plan. The initial equity grant will be 2 times the annual equity grant.